Exhibit 4.2

SECOND AMENDMENT

SECOND AMENDMENT, dated as of August 14, 2006 (the “Amendment”), to the Rights Agreement, dated as of November 26, 2002 (the “Rights Agreement”), by and between SoftBrands, Inc., a Delaware corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Rights Agent”).

WHEREAS, the Board of Directors has deemed it to be in the best interests of the Company to amend the Rights Agreement to accommodate the purchase of shares of Series D Convertible Preferred Stock of the Company by ABRY Partners LLC and its managed and affiliated investment vehicles; and

WHEREAS, pursuant to the terms of the Rights Agreement, the Company has delivered an officer’s certificate to the Rights Agent which states that the proposed amendment has been approved by a majority of the Board of Directors of the Company and is in compliance with the terms of the section of the Rights Agreement regarding supplements and amendments.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Rights Agent agree to amend the Rights Agreement as follows:

The definition of “Acquiring Person” contained in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person that Beneficially Owns 10% or more of the Voting Shares of the Company then outstanding; provided, however, that the term “Acquiring Person” shall not include:

(i) an Exempt Person;

(ii) any Person that would not otherwise be an Acquiring Person but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which plan or tender offer commenced on or after the date hereof; provided, however, that the term “Acquiring Person” shall include such Person described in this subclause (ii) from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 10% or more of the Voting Shares of the Company then outstanding;

(iii) any Person that would not otherwise be an Acquiring Person but for its Beneficial Ownership of Rights;

(iv) any Person that becomes the Beneficial Owner of 10% or more of the outstanding Voting Shares of the Company solely as the result of the distribution to such person of Voting Shares pursuant to the AremisSoft Plan of Reorganization; provided, however, that the term Acquiring Person shall include any such Person (A) who, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner or 10% or more of the outstanding Voting Shares of the Company because of the purchase, acquisition or transfer of the right to receive such a distribution pursuant to the AremisSoft Plan of Reorganization after the Distribution Record Date (as defined in the AremisSoft Plan of Reorganization), or (B) who shall  have acquired, without the prior approval of the Board of Directors of the Company, Beneficial Ownership of additional Voting Shares after November 26, 2002, other than as a result of such AremisSoft Plan of Reorganization equal to 1% of the then outstanding Voting Shares of the Company and, together with all Affiliates and Associates of such Person, shall Beneficially Own more than 10% or more of the Voting Shares of the Company then outstanding;

(v) any transferee, assignee or purchaser from CRP of any of those certain Common Stock Purchase Warrants dated August 18, 2004, or any replacement or substitute warrants or any Voting Shares issued or issueable under those certain Common Stock Purchase Warrants dated August 18, 2004, or any transferee, assignee or purchaser from CRP of shares of Series B Convertible Preferred Stock, or of any replacement or substitute warrants or shares of Series B Convertible Preferred Stock, each to the extent such Person would, absent the operation of this clause (v), have become an Acquiring Person solely because of the acquisition of  warrants, Series B Convertible Preferred Stock or Voting Shares from CRP; provided, however, that the term “Acquiring Person” shall include such Person described in this subclause (v) from and after the first date upon which (A) such Person, since the date of acquisition from CRP, shall have acquired Beneficial Ownership of, in the aggregate, a number of additional Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 10% or more of the Voting Shares of the Company then outstanding;

(vi) any transferee, assignee or purchaser from ABRY or CRP of any of those certain Common Stock Purchase Warrants dated August 17, 2005, or any replacement or substitute warrants or any Voting Shares issued or issueable under those certain Common Stock Purchase Warrants dated August 17, 2005, or any transferee, assignee or purchaser from ABRY or

CRP of shares of Series C-1 Convertible Preferred Stock, or of any replacement or substitute shares of Series C-1 Convertible Preferred Stock or any Voting Shares issued or issuable upon conversion of such Series C-1 Convertible Preferred Stock, each to the extent such Person would, absent the operation of this clause (vi), have become an Acquiring Person solely because of the acquisition of  warrants, Series C-1 Convertible Preferred Stock or Voting Shares from ABRY or CRP; provided, however, that the term “Acquiring Person” shall include such Person described in this subclause (vi) from and after the first date upon which (A) such Person, since the date of acquisition from ABRY or CRP shall have acquired Beneficial Ownership of, in the aggregate, a number of additional Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 10% or more of the Voting Shares of the Company then outstanding;

(vii) any transferee, assignee or purchaser from ABRY or CRP of any of those certain Common Stock Purchase Warrants dated August 14, 2006, or any replacement or substitute warrants or any Voting Shares issued or issueable under those certain Common Stock Purchase Warrants dated August 14, 2006, or any transferee, assignee or purchaser from ABRY or CRP of shares of Series D Convertible Preferred Stock, or of any replacement or substitute shares of Series D Convertible Preferred Stock or any Voting Shares issued or issuable upon conversion of such Series D Convertible Preferred Stock, each to the extent such Person would, absent the operation of this clause (vi), have become an Acquiring Person solely because of the acquisition of  warrants, Series D Convertible Preferred Stock or Voting Shares from ABRY or CRP; provided, however, that the term “Acquiring Person” shall include such Person described in this subclause (vii) from and after the first date upon which (A) such Person, since the date of acquisition from ABRY or CRP shall have acquired Beneficial Ownership of, in the aggregate, a number of additional Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 10% or more of the Voting Shares of the Company then outstanding; or

(viii) any Person that is the Beneficial Owner of 10% or more of the outstanding Voting Shares of the Company solely as the result of the operation of clause (iv) of the definition of “Beneficial Owner” if and during such period as the Board of Directors shall have determined that the operation of such clause should be waived in the best interests of the Company and its stockholders; provided, however, that any determination pursuant to this clause (vii) shall have been made prior to any change in the composition of the Board of Directors following the date that such Person shall have become the Beneficial Owner of such Voting Shares if such change in composition involved the election of two or more new members of the Board of Directors.

In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this definition, Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights, warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors of the Company as to whether any Person is or is not an Acquiring Person shall be conclusive and binding upon all holders of Rights.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ MARTIN KNAPP
Its	Officer

SOFTBRANDS, INC.

By:	/s/ GREGG A. WALDON
Its	CFO